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                                                                    EXHIBIT 99.2

[LETTERHEAD] GREEN OASIS ENVIRONMENTAL, INC.



June 5, 1997


Dear Shareholder:

I write to report to you on recent developments affecting Green Oasis Environmental, Inc.

First, as you know, on May 9, 1997, the Securities and Exchange Commission issued an Order suspending trading in Green Oasis stock through May 22, 1997. The Commission also advised us on that date that it had entered a formal Order of Private Investigation with respect to the Company. While the suspension order has expired, the Commission's investigation continues. The Company has retained independent outside counsel to advise it in connection with the Commission's investigation and to investigate the concerns noted by the Commission in ordering the temporary trading suspension. Pending completion of counsel's investigation and that of the SEC, the Company will not be in a position to comment on the accuracy or adequacy of previously disseminated information, nor will we be able to provide information regarding the Commission's investigation, which remains private. The Company is, however, fully cooperating with the Commission in its investigation.

In announcing its decision on May 9 to suspend trading in the Company's stock, the Commission cited questions about the accuracy and adequacy of publicly disseminated information concerning the Company. At that time, the Commission cautioned brokers and dealers not to enter quotations with respect to Green Oasis stock upon expiration of the trading suspension except in compliance with SEC Rule 15c2-11. As a general proposition, that rule makes it unlawful for a broker or dealer to publish or submit a quotation for a security unless the broker or dealer has certain information regarding the issuer and has a reasonable basis for believing that the information is reliable and materially accurate. In addition, rules of the National Association of Securities Dealers ("NASD") require that brokers or dealers submit for NASD review and approval the information that purports to satisfy the broker's or dealer's obligations under Rule 15c2-11.

In view of these SEC and NASD rules, it is unlikely that brokers or dealers (including former market makers in Green Oasis stock) will be willing to enter quotations for such stock in the near future. Indeed, no assurance can be given that brokers or dealers will again enter quotations for the Company's stock. Accordingly, while the trading suspension has expired, as a practical matter there is no orderly trading market for the Company's stock, nor can we predict when there will be such a market.

While we continue to evaluate our ability to restore an orderly trading market for the Company's stock, we want to assure you that, with or without such a market, we will make every effort to realize for our shareholders the full value of the Company's technology. We hope to have more to report to you regarding those efforts in the days and weeks to come.

These are obviously challenging times for the Company. We appreciate your continued support and pledge to you that we will confront the challenges facing us aggressively, with the best interests of our shareholders as our number one priority.

Sincerely,

/s/ William D. Carraway

William D. Carraway
President and Chief Executive Officer





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